Exhibit 20

NEWS

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IMMEDIATE RELEASE
FORD MOTOR COMPANY BREAKS 24-YEAR- OLD RECORD AS U.S. SALES SOAR 34.4%

AMERICA'S BEST-SELLING TRUCK SHATTERS ALL-TIME RECORD WITH OCTOBER SALES OF 102,424

DEARBORN, MI, November 1, 2001 - U.S. customers purchased or leased 418,243 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in October, soaring 34.4 percent higher than a year ago, and setting a new October sales record. The previous record (375,797) was set in 1977.

Ford F-Series, America's best-selling truck since 1977, achieved an all-time truck sales record for any month as October sales reached the unimaginable total of 102,424. The F-Series set the previous record (91,481) in June 2001. F-Series sales were 51.2 percent higher than a year ago.

Ford, America's best-selling brand of cars and trucks for 16 years in a row, set a new October sales record (348,577) as sales climbed 35.8 percent. In addition to F-Series' record-setting performance, Ford dealers reported any-month record sales for the Ford Focus (33,439) and the Ford Escape (24,402) and an October sales record for the Ford Explorer (44,640). Explorer sales were 45.2 percent higher than a year ago. Ford Mustang, America's legendary pony car, achieved a
92.4 percent sales increase. In addition, Ford dealers delivered 1,315 Ford Thunderbirds to U.S. customers in October.

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Mercury dealers reported October sales of 37,519, up 60.3 percent compared with a year ago. Mercury Mountaineer (4,674) set a new October sales record as sales climbed 33.9 percent. Sales for the Mercury Grand Marquis surged 106.3 percent, Mercury Cougar sales rose 44.0 percent, Mercury Sable was up 36.7 percent, and Mercury Villager sales were 75.2 percent higher than a year ago.

Lincoln dealers reported October sales of 15,302, up 4.2 percent compared with a year ago. Lincoln LS set an October sales record (3,976). The Lincoln Blackwood, an all-new sport utility truck will debut in November.

Jaguar's October sales soared 31.3 percent compared with a year ago and set a new sales record for the month (4,126). The all-new Jaguar X-TYPE achieved its best sales month so far as October sales rose 51.0 percent from September.

Volvo's October U.S. sales (10,455) were the second highest in history led by strong sales of the V70 XC sport wagon and the S60 mid-size sedan (which now offers an all-wheel drive model). Land Rover October sales (2,264) also were the second highest in history.